SECURITIES AND EXCHANGE COMMISSION

    Washington, D.C. 20549

    FORM 8-K

    CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported): December 17, 1997 (December 1, 1997)


    HUDSON'S GRILL OF AMERICA, INC.
    (Exact name of Registrant as specified in its Charter)

    California
    (State or other jurisdiction of incorporation)


    0-13642
    (Commission or File Number)


    95-3477313
    (IRS Employer Identification Number)


    16970 Dallas Parkway, Suite 402, Dallas, Texas 75248
    (Address of Principal Executive Offices)


    Registrant's telephone number, including area code:
    (972) 931-9237


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    Item 5.  Other Events.

    Hudson's Grill of America, Inc. (the "Company"), a California corporation based in Dallas, Texas, announced that it had formed a new subsidiary called Hudson's Grill International, Inc. ("International"), and that as of December 1, 1997, most of the Company's assets were transferred to the new subsidiary; the only liabilities that International will assume are those associated with the operation of its headquarters in Dallas, Texas. The subsidiary is incorporated in Texas; the assets that formerly were operated by the Company essentially have been transferred to the new subsidiary. The Company plans to distribute all of the stock of the new subsidiary to its shareholders at some time in the future. The Company is considering registering the subsidiary's stock with the SEC prior to distribution so that it will be publicly tradeable by shareholders. The transfer reflects the relocation of the Company's headquarters to Texas, where it has been located the last four years, and by transferring the assets to a Texas corporation, the Company will be burdened less by California laws and regulations. In the future, after distributing the subsidiary's stock, the Company's management plans to recommend to the Company's shareholders that the Company be dissolved, and instead the business of franchising and managing Hudson's Grill assets will be continued by Hudson's Grill International, Inc.

     The Company also announced that as of December 31, 1997, it has terminated its consulting agreement with Dalms, Inc. Any ongoing work by Dalms, Inc., if any, will be negotiated by the Company in the next several weeks. Dalms, Inc., provided to the Company the services of Thomas A. Sacco, the Company's Senior Vice President, who is also a director of the Company. Additionally, as of November 1, 1997, the Company hired Tony Nardizzi, who will supervise the operations of Company owned restaurants and monitor the operations of franchised restaurants.

    Item 7.  Exhibits.

         1. Press Release dated December 15, 1997, regarding the formation of the Company's new subsidiary and the termination of its contract with Dalms, Inc.

    SIGNATURES

         Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Date: December 17, 1997

                               HUDSON'S GRILL OF AMERICA, INC.
                               Registrant



                               s/s David L. Osborn
                               David L. Osborn

    f\sec\971215.O01

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